EXHIBIT 23.1

VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 10K annual report of our audit report dated October 5, 2022 with respect to the balance sheet of Frontera Group Inc as of June 30, 2022 and the related statements of operations and comprehensive (loss) income, changes in shareholders’ equity, cash flows and the related notes for the year then ended.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas

October 5, 2022